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                                                                    Exhibit 23.1

                       Consent of Independent Accountants

To the Board of Directors
Saliva Diagnostic Systems, Inc.

I consent to the use in the Registration Statement on Form SB-2 of Saliva Diagnostic Systems, Inc. (Registration No. 333-46961), of the report dated March 21, 1997 signed by the firm of Hollander, Gilbert & Co. (of which I have succeeded) relating to the consolidated financial statements of Saliva Diagnostic Systems, Inc. and its subsidiaries, and to the reference to the firm of Hollander, Gilbert & Co. under the caption "Experts" in the Prospectus.


                                        /s/ Jeffrey S. Gilbert

                                        Jeffrey S. Gilbert, CPA
                                          (successor to the audit firm
                                          of Hollander, Gilbert & Co.)

Los Angeles, California
October 8, 1998